Exhibit 99.1

VALEANT PHARMACEUTICALS INTERNATIONAL, INC., MEDICIS PHARMACEUTICAL

CORPORATION AND BAUSCH & LOMB HOLDINGS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of loss for the fiscal year ended December 31, 2012 and for the three months ended March 31, 2013 are prepared by Valeant Pharmaceuticals International, Inc. (“Valeant”) and give effect to the following transactions as if they had occurred on January 1, 2012:

•	The anticipated acquisition of Bausch & Lomb Holdings Incorporated (“Bausch & Lomb”) by Valeant, including the related debt and equity to be issued by Valeant to finance the acquisition; and

•	the acquisition of Medicis Pharmaceutical Corporation (“Medicis”) by Valeant, which took place on December 11, 2012, and the effect of the term loan and senior notes that were issued by Valeant to finance the acquisition.

The unaudited pro forma condensed combined balance sheet as of March 31, 2013 combines the historical consolidated balance sheets of Valeant and Bausch & Lomb, giving effect to the acquisition of Bausch & Lomb by Valeant as if it had occurred on March 31, 2013.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of loss, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2012 and the related notes, included in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	separate audited consolidated financial statements of Bausch & Lomb as of and for the year ended December 29, 2012 and the related notes, filed by Valeant on EDGAR on June 10, 2013;

•	separate unaudited consolidated financial statements for the nine months ended September 30, 2012 and the related notes, included in Medicis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

•	separate unaudited consolidated financial statements of Valeant as of and for the three months ended March 31, 2013 and the related notes, included in Valeant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	separate unaudited consolidated financial statements of Bausch & Lomb as of and for the quarter ended March 30, 2013 and the related notes, filed by Valeant on EDGAR on June 10, 2013.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

Any material transactions between Valeant, Bausch & Lomb, and/or Medicis during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The accounting for the acquisitions of Bausch & Lomb and Medicis are dependent upon certain valuations that are provisional and are subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of Bausch & Lomb and Medicis, the costs to integrate the operations of Valeant, Bausch & Lomb and Medicis or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the year ended December 31, 2012

	Valeant	Medicis January 1 to September 30, 2012 [1]	Medicis October 1 to December 10, 2012	Pro forma adjustments (Note 6)		Valeant Pro forma	Bausch & Lomb For the year ended December 29, 2012 [2]	Pro forma adjustments (Note 7)		Valeant combined pro forma
	I	II	III	IV		V = I+II+III+IV	VI	VII		V + VI + VII
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenues
Product sales	$3,309,895	$574,263	$111,223	$—		$3,995,381	$3,037,601	$—		$7,032,982
Alliance and royalty	171,841	—	—	—		171,841	—	—		171,841
Service and other	64,890	4,228	988	—		70,106	—	—		70,106

	3,546,626	578,491	112,211	—		4,237,328	3,037,601	—		7,274,929

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	921,533	62,303	14,352	(22,922	) (a)	975,266	1,152,902	30,425	(b)	2,158,593
Cost of alliance and service revenues	116,983	—	—	—		116,983	—	—		116,983
Selling, general and administrative	756,083	317,813	84,003	(7,697	) (c)	1,150,202	1,205,207	6,410	(b)	2,361,819
Research and development	79,052	40,900	10,549	—		130,501	224,935	6,636	(b)	362,072
Amortization of intangible assets	928,885	49,893	11,994	95,335	(b)	1,086,107	114,675	405,668	(a)	1,606,450
Restructuring, integration and other costs	344,387	—	—	—		344,387	31,547	—		375,934
In-process research and development impairments and other charges	189,901	46,506	—	—		236,407	—	—		236,407
Acquisition-related costs	78,604	6,378	12,172	(73,961	) (d)	23,193	11,059	—		34,252
Legal settlements and related fees	56,779	—	—	—		56,779	59,728	—		116,507
Acquisition-related contingent consideration	(5,266)	—	—	—		(5,266)	—	—		(5,266)

	3,466,941	523,793	133,070	(9,245)		4,114,559	2,800,053	449,139		7,363,751

Operating income	79,685	54,698	(20,859)	9,245		122,769	237,548	(449,139)		(88,822)
Interest income	5,986	2,123	693	—		8,802	2,776	—		11,578
Interest expense	(473,396)	(12,240)	(5,478)	(115,024	) (e)	(606,138)	(211,825)	(165,053	) (c)	(983,016)
Write-down of deferred financing charges	(8,200)	—	—	—		(8,200)	—	—		(8,200)
Loss on extinguishment of debt	(20,080)	—	—	—		(20,080)	(34,207)	34,207	(c)	(20,080)
Foreign exchange and other	19,721	(7,643)	7,000	7,743	(f)	26,821	(8,608)	—		18,213
Gain on investments, net	2,056	—	—	—		2,056	—	—		2,056

(Loss) income before recovery of income taxes and equity in losses of equity method investee	(394,228)	36,938	(18,644)	(98,036)		(473,970)	(14,316)	(579,985)		(1,068,271)
(Recovery of) provision for income taxes	(278,203)	15,725	(6,917)	(47,631	) (g)	(317,026)	32,217	(153,696	) (d)	(438,505)
Equity in losses of equity method investee	—	—	—	—		—	24,074	—		24,074

Net (loss) income	$(116,025)	$21,213	$(11,727)	$(50,405)		$(156,944)	$(70,607)	$(426,289)		$(653,840)

Net income attributed to noncontrolling interest	—	—	—	—		—	2,923	—		2,923
Net (loss) income attributed to Valeant	$(116,025)	$21,213	$(11,727)	$(50,405)		$(156,944)	$(73,530)	$(426,289)		$(656,763)

Basic (loss) income per share	$(0.38)					$(0.51)				$(2.01)

Diluted (loss) income per share	$(0.38)					$(0.51)				$(2.01)

Weighted-average number of common shares outstanding (000)
Basic	305,446					305,446		20,784	(r)	326,230
Diluted	305,446					305,446		20,784	(r)	326,230

1.

The consolidated statement of income of Medicis for the quarter ended September 30, 2012 has been derived from the Medicis historical consolidated financial statements for the quarter ended September 30, 2012 with certain re-classification adjustments made by Valeant as described in Note 2. Basis of Presentation.

2.

The consolidated statement of loss of Bausch & Lomb for the year ended December 29, 2012 has been derived from the Bausch & Lomb historical consolidated financial statements for the year ended December 29, 2012 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Medicis Acquisition and Note 7. Pro Forma Adjustments in Connection with the Bausch & Lomb Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the three months ended March 31, 2013

	Valeant	Pro forma adjustments (Note 6)		Valeant Pro forma	Bausch & Lomb For the quarter ended March 30, 2013 [1]	Pro forma adjustments (Note 7)		Valeant combined pro forma
	I	II		III = I+II	IV	V		III+IV+V
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenues
Product sales	$1,038,867	$—		$1,038,867	$763,558	$—		$1,802,425
Alliance and royalty	9,258	—		9,258	—	—		9,258
Service and other	20,230	—		20,230	—	—		20,230

	1,068,355	—		1,068,355	763,558	—		1,831,913

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	284,904	(37,777	) (a)	247,127	292,329	7,518	(b)	546,974
Cost of alliance and service revenues	15,429	—		15,429	—	—		15,429
Selling, general and administrative	241,899	—		241,899	303,045	1,002	(b)	545,946
Research and development	23,795	—		23,795	66,168	2,348	(b)	92,311
Amortization of intangible assets	326,175	—		326,175	34,103	95,983	(a)	456,261
Restructuring, integration and other costs	48,985	—		48,985	612	—		49,597
Acquisition-related costs	7,899	(978	) (d)	6,921	1,764	—		8,685
Legal settlements and related fees	4,448	—		4,448	433	—		4,881
Acquisition-related contingent consideration	(2,185)	—		(2,185)	—	—		(2,185)

	951,349	(38,755)		912,594	698,454	106,851		1,717,899

Operating income	117,006	38,755		155,761	65,104	(106,851)		114,014
Interest income	1,596	—		1,596	838	—		2,434
Interest expense	(155,315)	—		(155,315)	(55,193)	(36,259	) (c)	(246,767)
Loss on extinguishment of debt	(21,379)	—		(21,379)	—	—		(21,379)
Foreign exchange and other	1,439	—		1,439	936	—		2,375
Gain on investments, net	1,859	—		1,859	3,353	—		5,212

(Loss) income before recovery of income taxes and equity in losses of equity method investee	(54,794)	38,755		(16,039)	15,038	(143,110)		(144,111)
(Recovery of) provision for income taxes	(27,264)	10,011	(g)	(17,253)	5,226	(37,924	) (d)	(49,951)
Equity in losses of equity method investee	—	—		—	7,384	—		7,384

Net (loss) income	$(27,530)	$28,744		$1,214	$2,428	$(105,186)		$(101,544)

Net (loss) attributed to noncontrolling interest	—	—		—	(640)	—		(640)
Net (loss) income attributed to Valeant	$(27,530)	$28,744		$1,214	$3,068	$(105,186)		$(100,904)

Basic loss per share	$(0.09)			$0.00				$(0.31)

Diluted loss per share	$(0.09)			$0.00				$(0.31)

Weighted-average number of common shares outstanding (000)
Basic	305,763			305,763		20,784	(r)	326,547
Diluted	305,763			305,763		20,784	(r)	326,547

1.

The consolidated statement of income of Bausch & Lomb for the quarter ended March 30, 2013 has been derived from the Bausch & Lomb historical consolidated financial statements for the quarter ended March 30, 2013 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Medicis Acquisition and Note 7. Pro Forma Adjustments in Connection with the Bausch & Lomb Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of March 31, 2013

	Valeant	Bausch & Lomb As of March 30, 2013 [1]	Pro forma adjustments (Note 7)		Valeant combined Pro forma
	I	II	III		I + II + III
	(All dollar amounts expressed in thousands of U.S. dollars)
Assets
Current
Cash and cash equivalents	$413,736	$139,984	$140,250	(o)	$693,970
Accounts receivable, net	1,054,161	589,532	—		1,643,693
Inventories, net	509,676	371,444	217,489	(e)	1,098,609
Prepaid expenses and other current assets	136,747	197,824	—		334,571
Assets held for sale	56,930	—	—		56,930
Deferred tax assets, net	198,879	169,684	(46,764	) (d)	321,799

Total current assets	2,370,129	1,468,468	310,975		4,149,572
Property, plant and equipment, net	452,969	732,942	206,467	(f)	1,392,378
Intangible assets, net	9,227,321	1,970,929	4,650,002	(g)	15,848,252
Goodwill	5,165,247	1,581,591	1,623,293	(h)	8,370,131
Deferred tax assets, net	90,391	22,140	(22,140	) (d)	90,391
Other long-term assets, net	180,410	117,653	(62,800	) (i)	235,263

Total assets	$17,486,467	$5,893,723	$6,705,797		$30,085,987

Liabilities
Current liabilities:
Accounts payable	$183,021	$168,218	$—		$351,239
Accrued liabilities and other current liabilities	1,071,623	681,948	—		1,753,571
Acquisition-related contingent consideration	97,517	—	—		97,517
Current portion of long-term debt	289,676	222,696	(222,696	) (k)	289,676
Deferred tax liabilities, net	4,291	3,255	(3,255	) (d)	4,291

Total current liabilities	1,646,128	1,076,117	(225,951)		2,496,294
Acquisition-related contingent consideration	391,908	—	—		391,908
Long-term debt	10,327,444	3,926,765	3,482,985	(k)	17,737,194
Liabilities for uncertain tax positions	107,020	47,378	—		154,398
Deferred tax liabilities, net	1,259,900	558,409	1,798,022	(d)	3,616,331
Other long-term liabilities	167,079	282,576	(30,377	) (j)	419,278

Total liabilities	13,899,479	5,891,245	5,024,679		24,815,403

Shareholders’ equity
Common shares	5,942,536	1,002	1,726,998	(l)	7,670,536
Additional paid-in capital	264,982	1,368,758	(1,368,758	) (m)	264,982
Accumulated deficit	(2,423,731)	(1,142,861)	1,038,228	(p)	(2,528,364)
Accumulated other comprehensive loss	(196,799)	(239,222)	239,222	(n)	(196,799)

Total shareholders’ equity	3,586,988	(12,323)	1,635,690		5,210,355
Noncontrolling interest	—	14,801	45,428	(q)	60,229

Total equity	3,586,988	2,478	1,681,118		5,270,584

Total liabilities and equity	$17,486,467	$5,893,723	$6,705,797		$30,085,987

1.

The consolidated balance sheet of Bausch & Lomb as of March 30, 2013 has been derived from the Bausch & Lomb historical consolidated financial statements for the quarter ended March 30, 2013 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Pro Forma Adjustments in Connection with the B&L Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transactions

Acquisition of Bausch & Lomb

On May 24, 2013, Valeant and Bausch & Lomb entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth in the Merger Agreement, Bausch & Lomb will become a wholly-owned subsidiary of Valeant (the “Bausch & Lomb Acquisition”).

In accordance with the Merger Agreement, at the effective time of the Bausch & Lomb Acquisition, Valeant will pay aggregate consideration of $8.7 billion, with adjustments including the repayment of Bausch & Lomb’s existing indebtedness (which will be made by Valeant pursuant to the Merger Agreement) and certain cash amounts, as further described in the Merger Agreement. The acquisition will be financed with debt and approximately $1.5 to 2.0 billion of new equity. The net proceeds from the debt and equity issuances will be utilized to fund (i) the Bausch & Lomb Acquisition, (ii) the repayment of Bausch & Lomb’s outstanding debt, and (iii) the related transaction costs and expenses.

Acquisition of Medicis

On September 2, 2012, Valeant, Valeant Pharmaceuticals International, a Delaware corporation and wholly owned subsidiary of Valeant (“VPI”), Merlin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of VPI (“Merger Sub”) and Medicis entered into an agreement and plan of merger under which Merger Sub merged with and into Medicis, with Medicis continuing as the surviving entity and a wholly-owned subsidiary of Valeant (the “Medicis Acquisition”). The Medicis Acquisition was completed on December 11, 2012.

On the date of the Medicis Acquisition, each share of Medicis Class A common stock, issued and outstanding immediately prior to the date of the Medicis Acquisition was converted into the right to receive $44.00 in cash (the “Per Share Merger Consideration”), without interest.

Each Medicis stock option and stock appreciation right, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option or stock appreciation right, as applicable. Each Medicis restricted share, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive the Per Share Merger Consideration.

In connection with the Medicis Acquisition, Valeant obtained $2.75 billion in financing through a syndication of the incremental term B loan under its existing senior secured credit facilities of $1.0 billion (the “Incremental Term Loan B Facility”) and the issuance of the 6.375% senior notes due 2020 (the “2020 Senior Notes”) in the aggregate principal amount of $1.75 billion. The proceeds from the issuance of the Incremental Term Loan B Facility and the 2020 Senior Notes were utilized to fund (i) the Medicis Acquisition, (ii) Medicis’ obligation to pay the conversion consideration with respect to, or repurchase, the Medicis convertible senior notes, and (iii) transaction costs and expenses.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of Valeant, Bausch & Lomb, and Medicis.

Certain reclassifications have been made to the historical financial statements of Medicis and Bausch & Lomb to conform to the financial statement presentation adopted by Valeant, which include the following:

Adjustments made to Medicis’ historical consolidated statement of income for the nine months ended September 30, 2012:

•	Reclassification of depreciation expense of $7.3 million from depreciation and amortization to selling, general, and administrative expense;

•	Reclassification of impairment of intangible assets of $2.7 million to amortization of intangible assets;

•	Reclassification of certain milestone payments of $46.5 million from research and development to in-process research and development impairments and other charges; and

•	Reclassification of acquisition-related costs of $6.4 million from selling, general and administrative expense to acquisition-related costs.

Adjustments made to Bausch & Lomb’s historical consolidated statements of income for the year ended December 29, 2012 and for the quarter ended March 30, 2013:

•	Reclassification of intangible asset amortization expense of $114.7 million for the year ended December 29, 2012 and $34.1 million for the quarter ended March 30, 2013 from selling, general, and administrative expense to amortization of intangible assets.

•	Reclassification of litigation and settlement-related costs of $59.7 million for the year ended December 29, 2012 and $0.4 million for the quarter ended March 30, 2013 from selling, general, and administrative expense to legal settlements and related fees;

•	Reclassification of loss incurred on extinguishment of debt of $34.2 million for the year ended December 29, 2012 from interest expense and other financing costs to loss on extinguishment of debt;

•	Reclassification of gain recorded on the acquisition of unowned shares of a previously-held equity method investment of $3.4 million for the quarter ended March 30, 2013 from selling, general, and administrative expense to gain on investments, net;

•	Reclassification of acquisition-related costs of $0.6 million for the year ended December 29, 2012 and $0.6 million for the quarter ended March 30, 2013 from cost of goods sold to acquisition-related costs;

•	Reclassification of acquisition-related costs of $10.4 million for the year ended December 29, 2012 and $1.2 million for the quarter ended March 30, 2013 from selling, general and administrative expense to acquisition-related costs;

•	Reclassification of investment income of $1.2 million for the year ended December 29, 2012 and $1.1 million for the quarter ended March 30, 2013 from interest and investment income to foreign exchange and other;

•	Reclassification of restructuring-related costs of $8.7 million for the year ended December 29, 2012 and $0.2 million for the quarter ended March 30, 2013 from cost of products sold to restructuring, integration and other costs;

•	Reclassification of restructuring-related costs of $20.3 million for the year ended December 29, 2012 and $0.3 million for the quarter ended March 30, 2013 from selling, general and administrative expense to restructuring, integration and other costs; and

•	Reclassification of restructuring-related costs of $2.5 million for the year ended December 29, 2012 and $0.1 million for the quarter ended March 30, 2013 from research and development expenses to restructuring, integration and other costs.

Adjustments made to Bausch & Lomb’s historical consolidated balance sheet as of March 30, 2013:

•	Reclassification of accrued compensation to accrued liabilities and other current liabilities;

•	Reclassification of dividends payable to accrued liabilities and other current liabilities;

•	Reclassification of income taxes payable to accrued liabilities and other current liabilities; and

•	Reclassification of pension and other benefit liabilities to other long-term liabilities.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Bausch & Lomb Acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the Bausch & Lomb Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Bausch & Lomb. Similarly, in respect of the Medicis Acquisition, the assets acquired and liabilities assumed have been recorded as of the date of the acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the Medicis Acquisition reflect these values, but are not retroactively restated to reflect the historical financial position or results of operations of Medicis.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

In connection with the Bausch & Lomb Acquisition, total acquisition-related transaction costs expected to be incurred by Valeant and Bausch & Lomb are estimated to be approximately $73.5 million, consisting of acquisition-related transaction costs and estimated commitment fees relating to the $9.3 billion bridge loan facility to be incurred by Valeant. The estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2013 as a reduction to cash and cash equivalents and an increase to accumulated deficit. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred by Valeant in connection with the Bausch & Lomb Acquisition. Valeant estimates that it will incur total costs significantly less than the estimated annual synergies of at least $800 million in connection with the cost-rationalization and integration initiatives, which are expected to be substantially completed by the end of 2014. The cash and non-cash acquisition-related restructuring charges are expected to be in the range of $375 million to $425 million, on a pre-tax basis, exclusive of the charge of $7.4 million expected to be recognized by Valeant related to the unvested Bausch & Lomb stock options that would be accelerated, by Valeant, in connection with the Bausch & Lomb Acquisition and an additional charge of $48.5 million to be incurred by Valeant, pursuant to the Merger Agreement, to holders of certain Bausch & Lomb performance-based options, which were cancelled prior to the execution of the Merger Agreement.

In connection with the Medicis Acquisition, total acquisition-related transaction costs incurred by Valeant and Medicis in connection with the Medicis Acquisition were approximately $82.7 million. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred in connection with the Medicis Acquisition. Valeant estimates that it will incur total costs significantly less than the estimated annual synergies of $300 million in connection with the cost-rationalization and integration initiatives, which are expected to be substantially completed by the end of 2013. The estimated costs do not include a charge of $77.3 million recognized and paid in the fourth quarter of 2012 related to the acceleration of unvested stock options, restricted stock awards, and share appreciation rights for Medicis employees that was triggered by the change in control. Since the acquisition date, total costs of $143.3 million have been incurred by Valeant through March 31, 2013.

3. Accounting Policies

Upon consummation of the Bausch & Lomb Acquisition, Valeant will review, in detail, Bausch & Lomb’s accounting policies. As a result of that review, Valeant may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Valeant is not aware of any differences that would have a material impact on the combined financial statements, other than the presentation differences as described in Note 2.

In connection with the Medicis Acquisition, Valeant completed a review of Medicis’ accounting policies and did not identify any differences, other than the presentation differences as described in Note 2, that would have a material impact on the combined financial statements.

As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4. Fair Value of Consideration Transferred in Connection with the Bausch & Lomb Acquisition

The following is a preliminary estimate of the purchase price for the Bausch & Lomb Acquisition:

(In thousands)
Enterprise Value	$8,700,000
Adjusted for the following in accordance with the Merger Agreement:
Bausch & Lomb’s outstanding debt	(4,170,639)
Payment in Bausch & Lomb’s performance-based options(a)	(48,500)
Payment for Bausch & Lomb’s cash balance	149,000
Additional cash payment	75,000

Equity purchase price	4,704,861
Less: Estimated cash consideration to be paid for Bausch & Lomb’s unvested stock options that would be accelerated at the closing of the Bausch & Lomb Acquisition(b)	(7,380)

Estimated purchase price	$4,697,481

(a)	Pursuant to the Merger Agreement, Valeant will pay $48.5 million to holders of certain Bausch & Lomb performance-based options, which were previously cancelled by Bausch & Lomb. Cash consideration to be paid in connection with these cancelled performance-based options will be accounted for as post-combination expense.
(b)	In accordance with ASC 805, the estimated cash consideration to be paid to holders of Bausch & Lomb stock options and restricted stock attributable to pre-combination services has been included as a component of purchase price. Cash consideration to be paid for outstanding stock options that will be accelerated, by Valeant, in connection with the Bausch & Lomb Acquisition will be accounted for as post-combination expense and consequently, has been excluded from the estimated purchase price.

5. Assets Acquired and Liabilities Assumed in Connection with the Bausch & Lomb Acquisition

Assuming an acquisition date of March 31, 2013, the following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Valeant in connection with the Bausch & Lomb Acquisition, reconciled to the estimated purchase price:

(In thousands)
Cash and cash equivalents	$139,984
Inventories, net (a)	588,933
Other current assets	787,356
Property, plant and equipment, net (b)	939,409
Intangible assets, net (c)	6,620,931
Other assets	54,853
Accounts payable	(168,218)
Other current liabilities	(681,948)
Long-term debt (d)	(4,170,639)
Other liabilities (e)	(299,577)
Deferred tax liabilities, net (f)	(2,258,258)

Total identifiable net assets acquired	1,552,826

Non-controlling interest (g)	(60,229)
Goodwill (h)	3,204,884

Estimated purchase price	$4,697,481

(a)	A preliminary fair value estimate of $588.9 million has been allocated to inventories acquired. The assumptions as to the fair value of Bausch & Lomb’s inventory and the estimated useful lives may change as Valeant conducts, with the assistance of a third party appraiser, a valuation of Bausch & Lomb’s inventory following the completion of the acquisition. The pro forma fair value adjustment to inventories acquired is based on Bausch & Lomb’s inventories as of the date of the Bausch & Lomb Acquisition, adjusted as follows based on Valeant management’s estimates using the following methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

(b)	A preliminary fair value estimate of $939.4 million has been allocated to property, plant and equipment acquired, primarily consisting of land, buildings, machinery and equipment, leasehold improvements, and equipment on operating lease. Amortization related to the fair value of these assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of loss. The assumptions as to the fair value of Bausch & Lomb’s property, plant and equipment and the estimated useful lives may change as Valeant conducts, with the assistance of a third party appraiser, a valuation of Bausch & Lomb’s property, plant and equipment following the completion of the acquisition.

The fair value of the property, plant and equipment and the estimated useful lives are as follows:

(In thousands)	Estimated Fair Value change	Average Estimated Useful Life
Estimated fair value adjustment:
Land	$(13,735)	N/A
Buildings	109,778	20 years
Machinery and equipment	110,424	3 years

Total fair value adjustment	206,467
Net carrying value of property, plant and equipment	732,942

Total property, plant and equipment	$939,409

(c)	A preliminary fair value estimate of $6,620.9 million has been allocated to intangible assets acquired, primarily consisting of product brands, technology, customer relationships, corporate brand, and in-process research and development (“IPR&D”). Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of loss.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development, and by Valeant’s management view on regulatory risks for its IPR&D. Changes in these probability factors may have a significant impact on the asset values.

Valeant’s assumptions as to the fair value of Bausch & Lomb’s intangible assets, estimated useful lives, and the amortization method may change as it conducts, with the assistance of a third party appraiser, a valuation of Bausch & Lomb’s intangible assets following the completion of the acquisition.

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(In thousands)	Estimated Fair Value	Average Estimated Useful Life
Product brands	$3,752,175	13 years
Technology	1,354,526	12 years
Customer relationships	283,789	5 years
Corporate brand	785,731	35 years
In-process research and development (i)	444,710	N/A

Total	$6,620,931

(i)

Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the Bausch & Lomb Acquisition, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. The impact on earnings can be significant. If an IPR&D project were not successfully developed, an impairment charge may result.

(d)	Reflects the fair value of Bausch & Lomb’s debt as of the acquisition date as follows:

(In thousands)
Unsecured term loan	$700,000
U.S. dollar denominated senior secured term loan	1,920,488
Euro denominated senior secured term loan	585,251
U.S. dollar denominated senior secured delayed draw term loan	399,000
U.S. dollar denominated revolver loan	170,000
9.875% senior notes	353,500
Japanese yen denominated revolving credit facility	30,600
Debentures	11,600
Other	200

Total	$4,170,639

(e)	Included in other liabilities is $237.2 million related to the preliminary fair value estimate of Bausch & Lomb’s pension and other benefit liabilities.

(f)	Represents the net deferred income tax liability, based on the statutory tax rates of the relevant jurisdictions. The effect of deferred taxes was estimated as follows:

(In thousands)
Deferred income tax impact due to:
Estimated fair value adjustment for inventory	$69,596
Estimated fair value adjustment for intangible assets	1,729,451
Estimated fair value adjustment for property, plant and equipment	79,077
Estimated fair value adjustment for pension and other benefit liabilities	11,635
Estimated fair value adjustment related to debt	(1,341)

Estimated adjustments to deferred income taxes	1,888,418
Bausch & Lomb’s historical deferred tax liability, net	369,840

Estimated deferred income tax liability, net	2,258,258

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Valeant’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(g)	Represents the estimated fair value of Bausch & Lomb’s noncontrolling interest.

(h)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

6. Pro Forma Adjustments in Connection with the Medicis Acquisition

This note should be read in conjunction with Note 1. Description of Transaction; and Note 2. Basis of Presentation. The following summarizes the pro forma adjustments in connection with the Medicis Acquisition to give effect to the acquisition as if it had occurred on January 1, 2012 for purposes of the pro forma condensed combined statements of loss:

(a)	Valeant’s cost of sales for the year ended December 31, 2012 and the three months ended March 31, 2013 included a fair value adjustment related to inventory acquired as part of the Medicis Acquisition. Given the sale of the acquired inventory is expected to occur within the first year subsequent to the acquisition, there is no continuing impact of the acquired inventory adjustment on Valeant’s operating results, and as such, the inventory fair value adjustments recognized for year ended December 31, 2012 and the three months ended March 31, 2013 have been reversed for purposes of the unaudited pro forma condensed combined statements of loss.

(b)	To adjust amortization of intangible assets as follows:

(In thousands)	Year Ended December 31, 2012
Eliminate Medicis’ historical intangible asset amortization expense	$(61,887)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands ($466,750 over an average useful life of 8 years)	57,965
Patents ($226,133 over an average useful life of 5 years)	45,227
In-licensed products ($635,712 over an average useful life of 11 years)	59,403
Corporate brand ($40,286 over a useful life of 14 years)	2,878
Less: amortization recorded by Valeant in the post-combination period	(8,251)

Total	$95,335

(c)	To adjust depreciation expense as follows:

(In thousands)	Year Ended December 31, 2012
Eliminate Medicis’ recorded depreciation expense	$(9,859)
Estimated depreciation expense	2,613
Less: depreciation expense recorded by Valeant in post-combination period	(451)

Estimated depreciation expense	$(7,697)

(d)	To reverse acquisition-related transaction costs incurred by Valeant and Medicis in connection with the Medicis Acquisition as they do not have a continuing impact on the combined company’s financial results.

(e)	To record the following debt-related adjustments:

(In thousands)	Year Ended December 31, 2012
Eliminate interest expense recorded by Medicis related to the convertible senior notes that were settled in connection with the Medicis Acquisition	$(17,718)
Additional interest expense related to the Incremental Term Loan B and the 2020 Senior Notes issued in connection with the Medicis Acquisition(a)	161,177
Amortization of deferred financing costs related to the Incremental Term Loan B and the 2020 Senior Notes issued in connection with the Medicis Acquisition(a)	1,483
Less: interest expense recognized by Valeant in its consolidated statement of loss for the year ended December 31, 2012 related to the Incremental Term Loan B and the 2020 Senior Notes	(29,918)

Total	$115,024

(a)	In connection with the Medicis Acquisition, Valeant obtained $2.75 billion in financing through a syndication of the Incremental Term Loan B Facility of $1.0 billion and the issuance of the 2020 Senior Notes in the aggregate principal amount of $1.75 billion. The proceeds from the issuance of the Incremental Term Loan B Facility and the 2020 Senior Notes were utilized to fund (i) the Medicis Acquisition, (ii) Medicis’ obligation to pay the conversion consideration with respect to, or repurchase, the Medicis convertible Senior Notes, and (iii) transaction costs and expenses. Details pertaining to the (i) Incremental Term Loan B Facility and (ii) the 2020 Senior Notes are as follows:

(i)	Incremental Term Loan B Facility:

The Incremental Term Loan B Facility with a principal amount of $1.0 billion bears interest at Valeant’s option, (i) at the Base Rate (as defined in the Third Amended and Restated Credit and Guaranty Agreement dated February 13, 2012 as filed by Valeant on Form 8-K on February 17, 2012, (the “Credit Agreement”)) plus the applicable margin (which was 2.25% per annum as of December 31, 2012); or (ii) at LIBO rate plus the applicable margin (which was 3.25% per annum as of December 31, 2012) subject to a LIBO rate “floor” of 1.00% per annum and a Base Rate “floor” of 2.00% per annum. In connection with the issuance of the Incremental Term Loan B Facility, Valeant incurred approximately $26.2 million in fees, which have been recognized as debt issue discount, which resulted in the net proceeds of $973.8 million. The Incremental Term Loan B Facility has a maturity of 7 years and bore interest at a rate of 4.25%. The outstanding principal amount of the Incremental Term Loan B Facility will be payable in equal quarterly amounts of 1% per annum with the remaining balance due at the maturity of the Incremental Term Loan B Facility. Approximately $6.2 million of debt issuance costs was incurred in connection with the Incremental Term Loan B Facility and will be amortized using the effective interest method.

On February 21, 2013, Valeant and certain of its subsidiaries as guarantors entered into Amendment No. 4 to the Credit Agreement to effectuate a repricing of the Term Loan B Facility and the Incremental Term Loan B Facility (the “Term Loan B Repricing Transaction”) by the issuance of the Repriced Term Loan B Facilities. Term loans under the Term Loan B Facility and the Incremental Term Loan B Facility were either exchanged for, or repaid with the proceeds of the Repriced Term Loan B Facilities. The applicable margins for borrowings under the Repriced Term Loan B Facilities are 1.75% with respect to base rate borrowings and 2.75% with respect to LIBO rate borrowings, subject to a 0.75% LIBO rate floor and a 1.75% base rate floor. Consistent with the previous Incremental Term Loan B Facility, the New Incremental Term Loan B Facility mature on December 11, 2019 and begins amortizing quarterly on March 31, 2013 at an annual rate of 1.0%. In connection with the refinancing of the Term Loan B Facility and the Incremental Term Loan B Facility pursuant to the Term Loan B Repricing Transaction, the Company paid a prepayment premium of approximately $23.0 million, equal to 1.0% of the refinanced term loans under the Term Loan B Facility and Incremental Term Loan B Facility. In addition, repayments of outstanding loans under the Repriced Term Loan B Facilities in connection with certain refinancings on or prior to August 21, 2013 require a prepayment premium of 1.0% of such loans prepaid. In connection with the Term Loan B Repricing Transaction, the Company recognized a loss on extinguishment of debt of $21.4 million in the three-month period ended March 31, 2013, of which $14.4 million of the loss related to the extinguishment of the Incremental Term Loan B Facility. As of March 31, 2013, the effective rate of interest on the Company’s borrowings under both the New Term Loan B Facility and the New Incremental Term Loan B Facility was 4.07% per annum.

(ii)	2020 Senior Notes

The 2020 Senior Notes, in the aggregate principal amount of $1,750.0 million, accrue interest at the rate of 6.375% per annum payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2013. The 2020 Senior Notes mature on October 15, 2020. In connection with the issuance of the 2020 Senior Notes, Valeant incurred approximately $26.3 million in underwriting fees, which have been recognized as debt issue discount, which resulted in the net proceeds of $1,723.7 million. Approximately $4.7 million of debt issuance costs was incurred in connection with the 2020 Senior Notes and will be amortized using the effective interest method.

The 2020 Senior Notes are guaranteed by Valeant and each of its subsidiaries (other than VPI) that is a guarantor of the Senior Secured Credit Facilities. The indenture governing the terms of the 2020 Senior Notes provides that the 2020 Senior Notes will be redeemable at the option of VPI, in whole or in part, at any time on or after October 15, 2016, at the specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. In addition, VPI may redeem some or all of the 2020 Senior Notes prior to October 15, 2016, in each case at a price equal to 100% of the principal amount thereof, plus a make-whole premium. Prior to October 15, 2015, VPI may also redeem up to 35% of the aggregate principal amount of the 2020 Senior Notes using the proceeds from certain equity offerings at a redemption price equal to 106.375% of the principal amount of the 2020 Senior Notes, plus accrued and unpaid interest to the date of redemption.

If VPI or Valeant experiences a change in control, VPI may be required to repurchase the 2020 Senior Notes, as applicable, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the purchase date of the 2020 Senior Notes, as applicable.

The 2020 Senior Notes indenture contains covenants that limit the ability of Valeant and certain of its subsidiaries to, among other things: incur or guarantee additional debt, make certain investments and other restricted payments, create liens, enter into transactions with affiliates, engage in mergers, consolidations or amalgamations, repurchase capital stock, repurchase subordinated debt and make certain investments and transfer and sell assets.

Based on the terms of the Incremental Term Loan B Facility and the 2020 Senior Notes, a 0.125 percent change in LIBO rate would not have an impact on the interest expense for the year ended December 31, 2012 and for the three months ended March 31, 2013.

(f)	To reverse debt-related charges, triggered by the Medicis Acquisition, recognized by Medicis in its historical financial statements as they do not have a continuing impact on the combined company’s financial results.
(g)	To record the deferred income tax impact of the acquisition on the income statement, primarily related to fair value adjustments for inventories, identifiable intangible assets, property and equipment, and the additional expense on incremental debt to finance the Medicis Acquisition (see Notes 4(a), (b), (c), (e), and (f)) based on Valeant’s statutory tax rate of 26%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

7. Pro Forma Adjustments in Connection with the Bausch & Lomb Acquisition

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Fair Value of Consideration Transferred in Connection with the Bausch & Lomb Acquisition; and Note 5. Assets Acquired and Liabilities Assumed in Connection with the Bausch & Lomb Acquisition. The following summarizes the pro forma adjustments in connection with the Bausch & Lomb Acquisition to give effect to the acquisition as if it had occurred on January 1, 2012 for purposes of the pro forma condensed combined statements of income and on March 31, 2013 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization of intangible assets as follows:

(In thousands)	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Eliminate Bausch & Lomb’s historical intangible asset amortization expense	$(114,675)	$(34,103)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands (estimated to be $3,752,175 over an average useful life of 13 years)	296,930	74,233
Technology (estimated to be $1,354,526 over an average useful life of 12 years)	144,206	36,051
Customer relationships (estimated to be $283,789 over an average useful life of 5 years)	56,758	14,189
Corporate brand (estimated to be $785,731 over a useful life of 35 years)	22,449	5,613

Total	$405,668	$95,983

(b)	To adjust depreciation expense as follows:

(In thousands)	Year Ended December 31, 2012		Three Months Ended March 31, 2013
Estimated depreciation expense for fair value increments:	$		$
Buildings (estimated to be $109,778 over estimated average remaining useful life of 20 years)		5,489		1,372
Machinery and equipment (estimated to be $110,424 over estimated average remaining useful life of 3 years)		37,982		9,496

Total		$43,471		$10,868

Allocated as follows(a):
Cost of goods sold		30,425		7,518
Selling, general and administrative		6,410		1,002
Research and development		6,636		2,348

Total		$43,471		$10,868

(a)	Depreciation expense relating to the property, plant and equipment fair value increments has been allocated to cost of goods sold, selling, general and administrative expenses and research and development expenses based on the functions of those assets.

(c)	To record the following debt-related adjustments:

(In thousands)	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Eliminate interest expense recorded by Bausch & Lomb relating to outstanding debt that is expected to be repaid in connection with the Bausch & Lomb Acquisition	$(201,695)	(55,193)
Eliminate loss on debt extinguishment related to the 9.875% Senior Notes that are expected to be repaid in connection with the Bausch & Lomb Acquisition	(34,207)	—
Additional interest expense related to the senior term loan and the unsecured notes to be issued in connection with the Bausch & Lomb Acquisition(a)	366,748	91,452

Total	$130,846	36,259

(a)

In connection with the Bausch & Lomb Acquisition, Valeant has secured a commitment of up to $9.3 billion through a bridge loan facility provided by the commitment parties. The bridge loan facility would be reduced by the amount of gross proceeds from any sale of loans or securities by Valeant on or prior to the date of the Bausch & Lomb Acquisition. It is anticipated that Valeant will obtain $9.3 billion in financing through a syndication of the incremental term loan facility, the issuance of senior unsecured notes, and the issuance of new equity of approximately $1.5 to 2.0 billion prior to the date of the Bausch & Lomb Acquisition. Consequently, the commitment balance under the bridge loan facility is expected to be fully reduced and the bridge loan facility is not expected to be utilized. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that Valeant will obtain debt financing of approximately $7.5 billion, consisting of (i) a syndication of the incremental term loan facility of approximately $4.3 billion under Valeant’s existing senior secured credit facilities (the “Incremental Term Loan Facility”) and (ii) the issuance of senior unsecured notes with an aggregate principal balance of approximately $3.2 billion:

(i) The Incremental Term Loan Facility

For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that the Incremental Term Loan Facility, with a principal amount of $4,300 million, will bear interest a rate of LIBO rate plus 2.75%, subject to a LIBO rate “floor” or 0.75%, payable quarterly. The Incremental Term Loan Facility is expected to have a maturity of 7 years. The Incremental Term Loan Facility will be drawn upon the consummation of the Bausch & Lomb Acquisition and will be payable in equal quarterly amounts of 1% per annum with the remaining balance due at the maturity of the Incremental Term Loan Facility. It is anticipated that the senior term loan will be issued at a 0.5% discount. Approximately $53.75 million of debt issuance costs are expected to be incurred in connection with the Incremental Term Loan Facility and will be recognized as debt issue discount, which will be amortized using the effective interest method. For purposes of the unaudited pro forma condensed combined financial statements, an interest rate of 3.50% has been assumed and the effective interest rate for the Incremental term Loan is estimated to be 4.10%. The Incremental Term Loan Facility will be a floating rate loan and provides an element of both rate and pricing market flex which could cause the rate estimates applied in these unaudited pro forma condensed combined financial statements to vary from those used above.

(ii) The senior unsecured notes

For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that the aggregate principal amount of the senior unsecured notes to be issued is estimated to be approximately $3,225 million. The unsecured notes are expected to bear interest at a fixed rate of 6.25% and will be payable semi-annually. Approximately $40.0 million of debt issuance costs are expected to be incurred and will be recognized as debt issue discount, which will be amortized using the effective interest method. The effective interest rate for the unsecured notes is estimated to be 6.44%. The senior unsecured notes are expected to have maturities of 8 and 10 years. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that the senior unsecured notes will be issued at par.

For purposes of the unaudited pro forma condensed combined financial statements, a 0.125 percent change in the margin of the Incremental Term Loan Facility and in the interest rate of the senior unsecured notes assumed above could result in an increase or decrease in interest expense for the year ended December 31, 2012 and for the three months ended March 31, 2013 by $9.4 million and $2.3 million, respectively.

(d)	To record an estimate of the deferred income tax impacts of the Bausch & Lomb Acquisition on the balance sheet and statements of loss, primarily related to the additional expense on incremental debt to finance the Bausch & Lomb Acquisition, estimated fair value adjustments for identifiable intangible assets, property, plant and equipment, and inventory (see Notes 7(a), (b), (c), and (e)) based on Valeant’s statutory tax rate of 26.5%. Additionally, the deferred income tax balances have been adjusted to reflect the estimated tax effect associated with post-combination expenses related to the acceleration of Bausch & Lomb’s unvested options and Bausch & Lomb’s cancelled performance-based options, as further described in Note 7(p). The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(e)	To adjust acquired inventory to an estimate of fair value. The combined company’s cost of sales will reflect the increased valuation of Bausch & Lomb’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro-forma condensed combined statement of income.

(f)	To adjust property, plant and equipment to an estimate of fair value, as follows:

(In thousands)
Eliminate Bausch & Lomb’s historical property, plant and equipment	$(732,942)
Fair value of acquired identifiable property, plant and equipment	939,409

Total	$206,467

(g)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(In thousands)
Eliminate Bausch & Lomb’s historical intangible assets	$(1,970,929)
Fair value of acquired identifiable intangible assets	6,620,931

Total	$4,650,002

(h)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(In thousands)
Eliminate Bausch & Lomb’s historical goodwill	$(1,581,591)
Estimated transaction goodwill	3,204,884

Total	$1,623,293

(i)	To eliminate Bausch & Lomb’s historical deferred charges associated with long-term debt.

(j)	To adjust the pension and other benefit liabilities to the estimated fair value.

(k)	To record the new debt to be incurred in connection with the Bausch & Lomb Acquisition, to adjust Bausch & Lomb’s existing debt to an estimate of fair value, and to record the repayment of Bausch & Lomb’s debt in connection with the Bausch & Lomb Acquisition, as follows:

(In thousands)
Establish senior term loan in connection with the Bausch & Lomb Acquisition, net of discount(a)	$4,224,750
Issuance of a unsecured notes in connection with the Bausch & Lomb Acquisition(a)	3,185,000
Fair value adjustment related to assumed debt	21,178
Repayment of Bausch & Lomb’s 9.875% senior notes(b)	(353,500)
Repayment of Bausch & Lomb’s unsecured term loan(c)	(700,000)
Repayment of U.S. dollar denominated senior secured term loan(c)	(1,920,488)
Repayment of Euro denominated senior secured term loan(c)	(585,251)
Repayment of U.S. dollar denominated senior secured delayed draw term loan(c)	(399,000)
Repayment of U.S. dollar denominated revolver loan(c)	(170,000)
Repayment of Japanese yen denominated revolving credit facility(c)	(30,600)
Repayment of debentures(c)	(11,600)
Repayment of other debt(c)	(200)

Total	$3,260,289

(a)	Valeant expects to finance the Bausch & Lomb Acquisition with debt and approximately $1.5 to 2.0 billion of new equity. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that Valeant will obtain debt financing of approximately $7.5 billion, consisting of (i) a syndication of the incremental term loan facility of approximately $4.3 billion under Valeant’s existing senior secured credit facilities (the “Incremental Term Loan Facility”) and (ii) the issuance of senior unsecured notes with an aggregate principal balance of approximately $3.2 billion, as described in more details in Note 7(c).
(b)	In accordance with the debt indenture, Bausch & Lomb is required to offer to repurchase all of the 9.875% senior notes at a price of 101% of the principal amount.in the event of a change of control. In the event that the holders of the senior notes do not tender their notes, the notes may be redeemed, in whole or in part, at an applicable redemption price as specified in the debt indenture to the applicable redemption date. The 9.875% Senior Notes may be redeemed at a price of 102.469% prior to November 1, 2013 and at a price of 100.00% thereafter. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that all outstanding 9.875% senior notes will be tendered upon the consummation of the Bausch & Lomb Acquisition.
(c)	Consists of repayment of the principal balance of each of Bausch & Lomb outstanding debt.

(l)	To eliminate Bausch & Lomb’s common stock and reflect the issuance of new shares of Valeant as follows:

(In thousands)
Eliminate Bausch & Lomb’s common shares	$(1,002)
Estimated net proceeds from issuance of shares	1,728,000

Total	$1,726,998

(a)	In connection with the Bausch & Lomb Acquisition, Valeant anticipates to issue new equity in an amount of approximately $1.5 to $2.0 billion. For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that Valeant will issue new equity with gross proceeds of $1,750 million. Based on the closing price of Valeant’s common stock as of June 3, 2013 of $88.21, it is estimated that 19,839,021 shares of Valeant’s common stock will be issued. Approximately $22.0 million of issuance costs is expected to be incurred, which has been reflected as reduction to the proceeds from the equity issuance.

(m)	To eliminate Bausch & Lomb’s additional paid in capital.

(n)	To eliminate Bausch & Lomb’s accumulated other comprehensive loss.

(o)	To record the cash impact of financing and transaction costs as follows:

(In thousands)
Cash consideration for the Bausch & Lomb Acquisition	$(4,697,481)
Payment of performance stock options	(48,500)
Payment of unvested stock options that would be accelerated at the closing of the Bausch & Lomb Acquisition	(7,380)
Net proceeds from equity issuance	1,728,000
Net proceeds from senior term loan and unsecured notes	7,409,750
Repayment of Bausch & Lomb’s 9.875% senior notes	(353,500)
Repayment of Bausch & Lomb’s unsecured term loan	(700,000)
Repayment of U.S. dollar denominated senior secured term loan	(1,920,488)
Repayment of Euro denominated senior secured term loan	(585,251)
Repayment of U.S. dollar denominated senior secured delayed draw term loan	(399,000)
Repayment of U.S. dollar denominated revolver loan	(170,000)
Repayment of Japanese yen-denominated revolving credit facility	(30,600)
Repayment of debentures	(11,600)
Repayment of other debt	(200)
Estimated acquisition-related transaction costs (a)	(73,500)

Total	$140,250

(a)	Consist of acquisition-related transaction costs and estimated commitment fee relating to the $9.3 billion bridge loan facility to be incurred by Valeant in connection with the Bausch & Lomb Acquisition.

(p)	To eliminate Bausch & Lomb’s accumulated deficit, to record the cash consideration to be paid for unvested Bausch & Lomb stock options that are accelerated in connection with the Bausch & Lomb Acquisition as post- combination expense, to record the cash consideration to be paid for the Bausch & Lomb performance-based options, and to record acquisition-related costs to be incurred by Valeant and Bausch & Lomb in connection with the Bausch & Lomb Acquisition as follows:

(In thousands)
Eliminate Bausch & Lomb’s accumulated deficit	$1,142,861
Expense related to unvested Bausch & Lomb’s performance stock options that would vest in connection with the Bausch & Lomb Acquisition, net of tax of $12,853	(35,647)
Expense related to unvested Bausch & Lomb’s stock options that would be accelerated in connection with the Bausch & Lomb Acquisition, net of tax of $1,956	(5,424)
Estimated acquisition-related costs to be incurred by Valeant and Bausch & Lomb in connection with the Bausch & Lomb Acquisition, net of tax of $9,938	(63,562)

Total	$1,038,228

The unaudited pro forma condensed combined financial statements do not reflect estimated acquisition-related restructuring charges associated with the expected pre-tax cost saving, except for the estimated expense of $7.4 million related to the unvested Bausch & Lomb stock options that would be accelerated in accordance with the Merger Agreement and an additional charge of $48.5 million expected to be made to holders of certain Bausch & Lomb performance-based options, which were cancelled by Bausch & Lomb prior to the execution of the Merger Agreement. The anticipated cash and non-cash acquisition-related restructuring charges is estimated to be in the range of $375 to $425 million, exclusive of the charges described above and on a pre-tax basis, and will be expensed as incurred.

(q)	To adjust noncontrolling interest to an estimate of fair value.

(r)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the shares expected to be issued by Valeant in connection with the Bausch & Lomb Acquisition.

(In thousands)
Number of shares expected to be issued in connection with the Bausch & Lomb Acquisition:
Estimated proceeds from share issuance (Note 7(l))	$1,750,000	(A)
Valeant’s stock price as of June 14, 2013	$84.20	(B)

Number of shares expected to be issued (in thousands)	20,784	(A)/(B)

An increase or decrease in Valeant common share price by $5 per share would decrease or increase the number of shares to be issued by approximately 1.2 million or 1.3 million, respectively, which would be reflected in the these unaudited pro forma condensed combined financial statements as an increase or decrease in the pro forma basic and diluted loss per share, respectively.